Exhibit 10.2

                           PHOSLOCK LICENSE AGREEMENT

INTEGRATED MINERAL TECHNOLOGY LIMITED

ACN 087 115 295

AND

PUREZZA GROUP INC.

1.         DEFINITIONS
2.         INTERPRETATION
3.         APPOINTMENT OF LICENSE
4.         LICENSE FEE
5.         TERM OF LICENSE AGREEMENT
6.         REFERRALS
7.         TERMS AND CONDITIONS OF SALE
8.         PROMOTION OF PRODUCT
9.         PURCHASE OF PRODUCT
10.        PRICE AND PAYMENT
11.        ROYALTY
12.        MINIMUM ORDER AMOUNTS
13.        RESALE
14.        APPROVALS OF AUTHORITIES
15.        SUPPLY OF PRODUCT
16.        EXTRA TERRITORIAL PRODUCT SALES
17.        ASSIGNMENT
18.        CONFIDENTIALITY
19.        INDEPENDENT CONTRACTOR
20.        LICENSOR'S LICENCE
21.        INDEMNITY
22.        LIABILITY
23.        INSURANCE
24.        INTELLECTUAL PROPERTY
25.        EVENTS OF DEFAULT
26.        BREACH
27.        ADMINISTRATIVE PROVISIONS

                                LICENSE AGREEMENT

DATED:    August 15th, 2001.

PARTIES
1.       INTEGRATED MINERAL TECHNOLOGY LIMITED ACN 087 115 295 of 24 Eagleview
         Place,  Eagle  Farm in the  state  of  Queensland (Licensor).
2.       PUREZZA GROUP INC. a Florida Corporation of 5100 Nth Federal Highway
         Ft Lauderdale FLORIDA 33308 USA. (Licensee).

BACKGROUND
A.       The Licensor holds a licence from the Commonwealth Scientific and
         Industrial Research Organisation  ("CSIRO") allowing it the exclusive right to commercialise the Product.
B.       The Licensor wishes to market the Product in the Territories.
C.       The Licensee is willing to promote and sell the Product in the
         Territories in accordance with the terms of this Agreement.

                                    SCHEDULE

Product:                   The "Product" known as Phoslock manufactured by the
                           Licensor or the Licensee or their approved
                           representative and based on the Patent and with
                           properties as detailed in Annexure C.

Price:                     For Product supplied by IMT, US$ 600 per US Short ton
                           (FOB Brisbane - Incoterms 2000)for Product packed in
                           bulk bags and US$ 660 per ton (FOB Brisbane -
                           Incoterms 2000) for Product packed in 50 lb bags.

Territory 1:               The United States of America, Canada, Mexico.

Territory 2:               Central and South America.

Field:                     Use of the Product for all applicable purposes.

Commencement Date:         August 15th, 2001.

License Fee:               Territory 1: US$150,000 plus 200,000 ordinary shares
                           of the capital of Purezza Group Inc the public entity
                           ("Purezza") providing there are no more than 12
                           million  shares issued in Purezza at the time of
                           NASDAQ OTCBB Listing otherwise 2% of the total issued
                           capital shares of Purezza.

                           Territory 2: 300,000 ordinary shares of the capital
                           of Purezza Group Inc the public entity ("Purezza")
                           providing there are no more than 12 million shares
                           issued in Purezza at the time of NASDAQ OTCBB Listing
                           otherwise 3% of the total issued capital shares of
                           Purezza.

Initial Period:            The period beginning on the Commencement Date and
                           concluding on 30 June 2002.

Further Term:              A term of eighteen years and four months during which
                           this Agreement continues after expiry of the Initial
                           Period subject to paragraph 5.3

Initial Period Royalty:    US$ 850,000 as detailed paragraph 11.1

Further Term Royalty:      Further Term Royalties (FTR) are the royalties
                           payable on all Phoslock sold by Licensee in the
                           amount of US$ 45 per US Short Ton. This royalty level
                           is to be fixed for a period of 10 years from signing
                           of the license agreement after which, the FTR will
                           increase to $60 per US Short ton for the balance of
                           the License term. Royalties are not included in
                           Price (as defined above) when Licensee buys Product
                           from Licensor and FTR is paid quarterly in arrears
                           within 21days of the end of each quarter.

Minimum Order Amount:

June 25 2001 to Dec 2002   There is no Minimum Order Amount in the first 10
                           months of this Agreement and the US $850,000 in
                           Advance Royalties includes royalties payable on the
                           first 28,000 tons of Product which is sold by the
                           Licensee in the time period of 14 months from the
                           date of signing of the License agreement. Quantities
                           in excess of this 28,000 ton amount during the
                           Initial Term or the first 16 months from the date of
                           signing this agreement will incur a royalty the same
                           as the Further Term Royalty amount (US$ 45 per US
                           Short Ton) and will be payable as per FTR method
                           described in paragraph 11.4.

Jan 2003 to Dec 2003       Minimum Royalty Amount of $ 250,000 plus 30,000
                           ordinary shares in the Licensee publicly traded
                           entity. (The cash component is based upon royalty
                           payable on 5,560 tons at US$45 per ton) This Minimum
                           Royalty Amount cash component is payable in two
                           instalments of $125,000 each. Instalment 1 is due and
                           payable when Licensee sells a total of 500 tons of
                           Product for the 2003 year. Instalment 2 is payable
                           when Licensee sells a total of 1,000 tons of Product
                           for the 2003 year.

Jan 2004 to Dec 2004       Minimum royalty of US$ 843,750 (based upon royalty
                           payable on 18,750 tons at US$45 per ton)

Jan 2005 to Dec 2011       Minimum royalty for each year from 2005 to 2011
                           inclusive, of US$1,260,000 (based upon royalty
                           payable on 28,000 tons per year at US$45 per ton).

Jan 2012 to End of
 License                   Minimum royalty for each year from 2012 until the end
                           of this agreement,  of  US$1,680,000. (based upon
                           royalty payable on 28,000 tons per year at US$60 per
                           ton).

OPERATIVE PROVISIONS

1.       DEFINITIONS
---------------------

1.1      In this Agreement unless otherwise expressly provided:

         Expressions in bold in the left hand column of the Schedule have the meanings set out against them in the right hand column of the Schedule;

         Authority means a Commonwealth, State, local or foreign government authority having jurisdiction over this Agreement;

         Confidential Information includes all inventions and information regarding the Product and the current or future business interests, methodology or affairs of the Licensor, or any person or entity wit which the Licensor may deal or be concerned with, including:
                (a)   matters of a technical nature;
                (b)   research and development information;
                (c)   manuals, notes, products, know how, trade secretes,
                      engineering or other data;
                (d)   specifications, processes, formulae;
                (e)   manufacturing, planning or marketing procedures,
                      techniques or information;
                (f)   accounting procedures or financial information together
                      with:
                (i)   the possible or likely function, purpose or application of the same whether in the current activities of the Licensor or fields to which the activities of the Licensor may
                      reasonably extend from time to time;
                        (ii)  any part of or improvements to the same;
                        (iii) any recommendation, test or report of the Licensor
                              or any of its consultants or agents in connection
                              with the same and whether,
                        (iv)  oral, written or recorded or stored by electronic,
                              magnetic, electromagnetic or other form, process
                              or otherwise or in a machine readable form or
                              translated from the original form, recompiled,
                              made into a compilation, partially copied,
                              modified, updated or otherwise altered; or
                              originated or obtained by, or coming into the
                              possession, custody, control or knowledge of, the
                              Licensor performing its duties under this
                              Agreement, either alone or jointly;

         License includes the sale and any other means of disposal of Product whether or not involving the passage of title or parting with possession, custody or control thereof;

         End User means a purchaser of the Product (from the Licensee or a subsequent owner of the Product) who intends to use and not resell the
         Product;

         Head Licence means the technology licence entered into between
         Commonwealth Scientific and Industrial Research Organisation as
         Licensor and Integrated Mineral Technology Limited (formerly Pacific
         Rim Minerals Pty Ltd) as Licensee dated 2 November 2000;

         Intellectual Property Rights or Intellectual Property means any patent, design, trademark, copyright, trade secret, trade process, Confidential
         Information and all other rights resulting from intellectual activity in the industrial or scientific field both in Australia and through the world;

         Patent means any patent issuing from patent application No
         PCT/AU97/00892, which claims priority from Australian provisional patent application No PO5896;

2.       INTERPRETATION
------------------------

2.1      In this Agreement unless the context otherwise requires:

         reference to a person includes any other entity recognised by law and vice versa;

         words importing the singular number include the plural number and vice versa;

         words importing one gender include every gender;

         any reference to any of the parties by their defined terms includes that party's executors, administrators or permitted assigns, or being a company, its successors or permitted assigns;

         every agreement or undertaking expressed or implied by which more persons than one agree or undertake any obligation or derive any benefit in terms of this Agreement shall bind or enure for the benefit of such persons jointly and each of them severally;

         clause headings are for reference purposes only;

         reference to a statute includes all regulations under and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated. Expressions such as "including," "for example" and "in particular" are not words of limitation.

         Where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

         A reference to "dollars" or "$" is to an amount in US currency.

3. APPOINTMENT OF LICENSEE
----------------------------

3.1      Licensor appoints the Licensee as its exclusive Licensee to sell and or manufacture  the Product in the  Territories and for use in th
         Field in accordance with this Agreement.
3.2      Licensor may not, either directly or indirectly appoint or permit the appointment of any other person or entity to act as a Licensee of the
         Product in the Territories while this Agreement continues.

4.       LICENSE FEE
----------------------

In consideration for the appointment under clause 3.1, the Licensee must pay or provide the Licensor the License Fee on execution of this Agreement.  The
License Fee, except
        (a)   in the event of misrepresentation of the Head Licence, or
        (b)   the failure of Licensor to successfully complete the detail of paragraph 8.5, or
        (c)   Licensor fails to deliver appropriate guarantee regarding federal
              EPA approval for the Product as detailed in paragraph 14.1,

         remains the property of the Licensor regardless of any other event occurring after it is paid, including any part of the Initial Period
         Royalty not being payable.

4.2      In the event that Licensee sells, leases, joint ventures or makes other commercial gain or benefit from the appointment of a sub Licensee or sub Licensees in the Territories, then it is agreed that:

         a payment of 15% of the up front sale price or benefit due to Licensee as a result of such appointment, is payable to Licensor by Licensee within 7 days of receipt by Licensee of such benefit. It is further mutually agreed that such 15% payment is limited to a maximum of
         US$ 100,000 per sub Licensee arrangement.

4.3      In the event that Licensor fails to deliver appropriate guarantee regarding Federal EPA approval for the Product as detailed in paragraph
         14.1 then this agreement becomes voidable at the Licensee's option.

5. TERM OF LICENSE AGREEMENT
------------------------------

5.1      The License created by this Agreement commences on the Commencement
         Date and continues for the Initial Period and the Further Term subject to performance criteria as defined by Minimum Order Amount in the
         Schedule at the beginning of this agreement being satisfied and the
         Licensee making all payments to Licensor as required under this
         Agreement.

5.2      If the Licensee or the Licensor is not in breach of this Agreement then this Agreement will continue for the Further Term.

5.3      Despite this paragraph, this Agreement terminates on expiry or termination of the Head Licence in accordance with paragraphs 20 and 21 of the Head Licence extracts contained in Annexure B and if the Head
         Licence is extended or re-newed then this Agreement is agreed to be extended or re-newed for the same period.

6. REFERRALS
--------------

6.1      The Licensor agrees to refer and must refer, on a timely basis, to the
         Licensee all enquiries and orders for supply of the Product received from any person or entity in the Territories.

7. TERMS AND CONDITIONS OF SALE
--------------------------------

7.1      The Licensee must distribute the Product on terms and subject to conditions of sale which include and are not inconsistent with the
         Terms and Conditions of Sale set out as Annexure A to this Agreement or such other Terms and Conditions of Sale as the Licensor may from time to time reasonably direct and, in particular, the Licensee's terms and conditions of sale must include disclaimer provisions not less favourable to the Licensor than those set out in Annexure A. In addition Licensee must ensure that all Product is packaged properly for the jurisdiction into which Product is sold.

8. PROMOTION OF PRODUCT
-------------------------

8.1      The Licensee must actively promote the sale of the Product within the
         Territories.  Licensee will expend in a manner exclusively at
         Licensees' discretion, a minimum of US$ 25,000 per year, in marketing expense, to promote the Product.

8.2      The Licensor must provide the Licensee on a timely basis;  with all technical and marketing support information and other assistance, which the Licensee reasonably requests in connection with the promotion and sale of the Product. The Licensor will bear the cost of providing support to the Licensee, under this clause, up to a maximum of
         US$ 25,000 on a 12 monthly basis.

8.3      The Licensee must only use promotional materials:
                (a)  supplied by the Licensor; or
                (b)  approved by the Licensor.

         and such supply or approval will not be unreasonably withheld by
         Licensor.

8.4      In performing its obligations under this Agreement the Licensee must:
                (a)   only use properly qualified and trained personnel; and
                (b)   perform its obligations  competently and  professionally
                      and in a manner which does not reduce the reputation of
                      the Licensor, the Licensee and the Product.

                (c)   provide Licensor a sample of proposed packaging prior to
                      Product sales and in any event ensure Product will only be sold in packaging which includes details of Licensor along with Licensee details and the Trademark "PHOSLOCK".

8.5      The Licensor will use all reasonable efforts:
                (a)   to cause CSIRO to register the trade mark "Phoslock" and
                      such logos or insignia attaching to the name "Phoslock" in the Territories;

9.       PURCHASE OF PRODUCT
-----------------------------

9.1      The Licensee may from time to time place purchase orders with the
         Licensor for the Product.

9.2      Purchase orders must:
                (a)   Specify the time, date and place for delivery;
                (b)   If the Licensee is arranging  carriage of the goods from
                      Brisbane, specify the carrier to whom the Product is to be delivered in Brisbane; and
                (c)   Allow at least 6 weeks for delivery of the Product.

10. PRICE AND PAYMENT
-----------------------

10.1     All orders placed by the Licensee  with the Licensor during the Initial
         Term will be at the Price as detailed in the Schedule at the beginning of this document.

10.2     The Licensee must also reimburse the Licensor for any carriage, transportation, insurance or other costs incurred by the Licensor on behalf of the Licensee in connection  with  transport or delivery of the Product from Brisbane which have been pre approved by the Licensee.

10.3     Licensor will invoice the Licensee on the last day of each month in respect of Product delivered to the Licensee in that month and payment must be made by the Licensee within 15 days after the Licensee receives the Invoice.

10.4     All payments to be made by the Licensee to the Licensor  under this
         Agreement must be made free and clear of any deduction or imposts of any Authority or financial authority and the Licensee must pay all taxes, duties and other impositions, including any tax or imposition in the nature of a GST or VAT, that may be imposed by an Authority or financial authority on:
                (a)   any payment made by the Licensee to the Licensor under
                      this Agreement;
                (b)   any supply made by the Licensor under this Agreement; and
                (c)   any import or export of the Product to or from any country.

         If the Licensor necessarily incurs any such taxes, duties or impositions on behalf of Licensee, then Licensee must reimburse the
         Licensor, upon demand, for such taxes, duties or impositions in addition to making the payments required under this Agreement. It is agreed that the Licensee is not responsible for Income Taxes of the
         Licensor.

11. ROYALTY
-------------

11.1     During the Initial Period, the Licensee must pay the Licensor the
         Initial Period Royalty by the following instalments:

                (a)   $106,250 payable when the Licensee sells the first 250 ton total of Product and
                (b)   $106,250 payable when the Licensee sells the 2nd 250 ton
                      total of Product and
                (c)   $106,250 payable when the Licensee sells the 3rd 250 ton
                      total of Product and
                (d)   $106,250 payable when the Licensee sells the 4th 250 ton
                      total of Product and
                (e)   $106,250 payable when the Licensee sells the 5th 250 ton
                      total of Product and
                (f)   $106,250 payable when the Licensee sells the 6th 250 ton
                      total of Product and
                (g)   $106,250 payable when the Licensee sells the 7th 250 ton
                      total of Product and
                (h)   $106,250 payable when the Licensee sells the 8th 250 ton
                      total of Product.

         No royalty is payable on the next 26,000 tons of Product the Licensee sells only in the event that the Licensee sells such 26,000 tons of
         Product within the first 16 months from the commencement date and
         Licensee is paid for stated sold Product within 30 days of the end of such sale.

11.2     If the Licensee sells more than 28,000  tonnes of Product in the
         Initial Period, the Licensee must also pay the Licensor by way of royalty the sum equal to the Further Term Royalty for each dry tonne of the Product in excess of the 28,000 tonnes sold during the Initial
         Period.

11.3     The Licensee must pay the Licensor the Further Term Royalty for each dry tonne of the Product that the Licensee sells during the Further
         Term.

11.4     The Further Term Royalty must be paid to Licensor quarterly in arrears for the relevant Product sold during the quarter (or part of a quarter)
         just ended. The defined quarters are March, June, September and
         December. Licensee agrees to pay Further Term Royalty within 21 days of the end of each quarter.

11.5     The Licensee will keep and maintain complete details of all sales and uses in respect of the Product in each month. The Licensee shall provide a monthly report detailing such sales and uses (and which report shall include a breakdown of the sales between the Licensee and any sub-licensees) within 14 days from the end of each month to the
         Licensor accompanied by a certificate in writing signed by a director of the Licensee certifying the truth and completeness of such report.
         The Licensee hereby irrevocably grants unlimited rights of audit to
         Licensor with regard to determination of Product sold by Licensee and with relation to Royalties payable by Licensee to Licensor. Such audit will be at the expense of Licensor unless it is proven that Licensee has understated quantities of sales by a factor of greater than 2.5% in which case Licensee agrees to pay all costs associated with such audit.

11.6     For the purposes of this Agreement:

                (a)   "sell" includes:

                        (i)   the disposition of Product in any manner
                              whatsoever; and
                        (ii)  the use or consumption or application of Product
                              in any manner whatsoever.
                (b)   The sale of Product by any person at the direction of or
                      in accordance with the request, invitation or authority of the Licensee (express or implied) which Product has not
                      otherwise been sold by the Licensee for the purposes of
                      this Agreement shall be deemed to be a sale of the Product by the Licensee at the time that the other person sells
                      the Product;
                (c)   The sale of any Product which has previously been treated
                      as sold by the Licensee shall not be treated as a further
                      sale of that same Product.

12.      MINIMUM ORDER AMOUNTS
--------------------------------

12.1     The Licensee must use its best endeavours to sell Product during the
         Initial Period.

12.2     During the Further Term the Licensee must pay the minimum  royalty amounts as detailed by Minimum Order Amount defined in the Schedule at the beginning of this Agreement whether or not it sells Product.

13.      RESALE
------------------

13.1     The Licensee may in its sole discretion from time to time set the price at which the Product is resold to End Users in the Territories.  The
         Licensee must give the Licensor  quarterly  reports  setting out details of all sales of the Product made by the Licensee, including the volume sold, price and intended use of the Product by the End User.

14.      APPROVALS OF AUTHORITIES
----------------------------------

14.1     Licensor warrants that at the date of this agreement to the best of the licensors information and belief additional Federal EPA approvals are not required for use of the Product in natural waterways and sewage treatment plants in the USA. Licensor further warrants that the sole ingredients of Phoslock are Bentonite and Lanthanum Chloride, which, are both already approved substances of the Federal EPA. Licensor undertakes to supply details of such approval to Licensee and or complete any action required by the Federal EPA to finalize such approval.

14.2     The Licensee must obtain and maintain all additional approvals and licences from any applicable Authority, which are necessary to allow it to sell and distribute the Product in the Territories.

15. SUPPLY OF PRODUCT
----------------------

15.1     The Licensor must use its best endeavours to supply Product ordered by the Licensee at the time and place specified in the relevant order. The
         Licensor will not be responsible to the Licensee for any failure to deliver or delay in the delivery of Product beyond the control of the
         Licensor. The Licensor does however represent and warrant that at all times during the term of this agreement it will posses the capacity to supply the quantities of Product defined as Minimum Order Amount in a timely manner to the Licensee to allow the Licensee to fulfil its obligations under this agreement. In the event that Licensor does not fulfil its representations and warranties regarding capacity to supply the quantities of Product defined as Minimum Order Amount then the
         Licensee's remedy is that Minimum Order Amount is waived for the year in which such failure of Licensor occurs. Such waiver has no impact on
         Further Term Royalty payable on Product actually sold.

15.2     The Licensee may not cancel order due to delays in delivery without giving at least 30 days prior written notice of its intention to do so.
         No order can be cancelled after the Product ordered and has been despatched from the Licensor's plant.

15.3     The Licensor agrees to allow the Licensee to manufacture the Product in the Territories under the terms of this licence and to a quality not inferior to that supplied by the Licensor and in a manner approved by the Licensor.

16.      EXTRA TERRITORIAL PRODUCT SALES
-----------------------------------------

16.1     Nothing in this Agreement will prevent the Licensor or other Licensees or agents appointed by the Licensor from selling or distributing the
         Product outside the Territories.
16.2     The Licensor will not permit any person who is authorised to sell or distribute the Product outside the Territories to sell or distribute the Product within the Territories.

16.3     Licensor agrees to provide Licensee with notice of any request for proposals with respect to the issue of Licenses or Distributorships being offered for sale in any territories not included in this agreement.

16.4     The Licensee shall not take any orders for the sale to any person of the Product, which the Licensee knows or has reason to believe are intended to be exported from or sold or used outside the Territories and shall immediately refer such person to the Licensor and provide details of that person to the Licensor. Licensor agrees to ensure all licensees appointed by Licensor will have similar obligations as placed on the Licensee under this paragraph.

17. ASSIGNMENT
----------------

17.1     This Agreement is personal to the Licensee, who may not assign its rights under this Agreement or sub-contract the obligations imposed upon it by this Agreement  without the prior written consent of the
         Licensor, such approval, may not be unreasonably withheld by the
         Licensor.

17.2     Licensor acknowledges that the Licensee is granted the right to sell, lease, joint venture or create sub-licensee's under this agreement.
         Such right is wholly subject to approval of the sub-licensee by
         Licensor on each and every occasion and such approval, may not be unreasonably withheld by the Licensor. Such sub-licensees can only relate to the Territories and must  contain terms and conditions, which are approved (in writing) by the Licensor. Without limiting the
         Licensor's discretion under this Clause the terms of any sub-license must be consistent with this agreement and the sub-license shall be nonassignable and shall include the terms of this License so far as they are applicable to a sub-licence, but excluding the right of the sub-licensee to grant sub-licenses.

17.3     The Licensee shall be responsible to the Licensor for the enforcement of the terms of the sub-license and for inspecting the accounts and records kept by the sub-licensee. The Licensee shall, at the request of the Licensor, appoint a qualified person jointly with the Licensor to inspect the records of the sub-licensee on behalf of both, and the
         Licensor shall be entitled to a full report in respect of those records and in respect of the sub-license generally.

17.4     Subject to Clause 11.6 (c) the Licensee shall be responsible to the
         Licensor in respect of any sales by the sub-licensee for royalties as though those sales were sales by the Licensee and such sales shall be treated as contributing to achieving the levels of sales of Product referred to in Clause 11.

17.5     The Licensee shall be responsible for the observance by the sub-licensee of the terms of the sub-license.

17.6     The Licensor retains the right to assign its rights under this agreement. The Licensee acknowledges that if the Head License is terminated by CSIRO, then CSIRO may, at its option, assume or assign the rights and responsibilities of the Licensor  under this Agreement.

18.      CONFIDENTIALITY
--------------------------

18.1     The Licensee must at all times:
                (a)   keep the Confidential Information confidential consistent
                      with clauses 15.1,15.2, of the Head Licence extracts
                      detailed in annexure B and the licensee agrees to be bound by paragraph  15.1 and 15.2 of the Head License as if the
                      references in that paragraph to a party were a reference
                      to the Licensee;
                (b)   not disclose or otherwise place any of it at the disposal
                      of any third party;
                (c)   only use the Confidential Information in the performance
                      of its obligations under this Agreement; and
                (d)   ensure that its servants and agents observe the same
                      limitations.

19.      INDEPENDENT CONTRACTOR
----------------------------------

19.1     The Licensee is an independent contractor and must not, except as expressly  authorised by this Agreement in respect of or on behalf of the Licensor or any of its services or the Product:
                (a)   hold itself out to be an agent, employee, partner, joint
                      venturer or otherwise associated with the Licensor;
                (b)   have, or hold itself out as having, the authority to
                      pledge the credit of the Licensor;
                (c)   accept orders, otherwise contractually bind or enter into
                      any agreement or arrangement in the name of or otherwise
                      on account of the Licensor; or
                (d)   make, in the name of the Licensor or CSIRO, any
                      representation, warranty or statement, express or implied, and whether oral or in writing, in relation to the
                      Product.

20.      LICENSOR'S LICENCE
-----------------------------

20.1     The Licensor's right to appoint a Licensee and to manufacture or sell the Product is based on the Head Licence and relevant extracts are attached to this agreement (Annexure B).

20.2     The Licensee must perform its obligations under this Agreement in a manner, which does not and is not likely to result in a breach by the
         Licensor of the Licensor's obligations under the Head Licence.

20.3     The Licensee must not do any act inconsistent with CSIRO's rights in the Patent.

20.4     If CSIRO's consent is required in relation to any matter in relation to this Agreement, the Licensee must pay the costs of obtaining that consent unless the consent is in relation to subject matter that is a representation or warranty made by Licensor to Licensee.

20.5     The Licensor will perform all its obligations under the Head Licence to the extent that it is legally obliged to do so and to the extent that the Licensee is not obliged to perform them under this Agreement. The
         Licensor further undertakes to perform all actions necessary to maintain its rights under the Head Licence that could adversely affect the Licensee if not maintained.

20.6     If the Head Licence ends, this Agreement automatically ends at the same time, unless CSIRO has terminated the Head Licence and elected to assume the rights and obligations of the Licensor under this Agreement.

21. INDEMNITY
---------------

21.1     Subject to the provisions of this Agreement, the Licensee will at all times indemnify and hold harmless and defend the Licensor and its officers, employees and agents (in this sub clause referred to as
         "those indemnified") from and against any loss (including reasonable legal costs and expenses) or liability reasonably incurred or suffered by any of those indemnified where such loss or liability was caused by any wilful, unlawful or negligent act or omission of the Licensee, its employees, agents or sub-contractors in connection with this
         Agreement.

21.2     Those indemnified will not settle any claim or demand without obtaining the prior consent of the Licensee.

21.3     The Licensee's liability under Clause 22.1 to indemnify those indemnified will be reduced proportionally to the extent that any act or omission of those indemnified contributed to the loss.

21.4     Subject to the provisions of this Agreement, the Licensor will at all times indemnify and hold harmless and defend the Licensee and its officers, employees and agents (in this sub clause referred to as
         "those indemnified") from and against any loss (including reasonable legal costs and expenses) or liability reasonably incurred or suffered by any of those indemnified where such loss or liability was caused by any wilful, unlawful or negligent act or omission of the Licensor, its employees, agents or sub-contractors in connection with this
         Agreement.

21.5     The Licensor further indemnifies the Licensee against loss or liability caused by inaccuracy of any detail regarding the representations and warranties made by Licensor of the ability of the Product to remove
         Phosphorus from water as detailed in Annexure C.

21.6     The Licensor further indemnifies the Licensee against loss or liability resulting from claims, including but not limited to Patent and
         Trademark infringement, against the Licensee regarding Intellectual
         Property of the Licensor but the Licensor shall not be required to indemnify the Licensee as provided in Clause 21.6 unless the Licensee:

                (a)   notifies the Licensor in writing as soon as practicable of any infringement, suspected infringement or alleged
                      infringement;

                (b)   gives the Licensor the option to conduct the defence of
                      such a claim, including negotiations for settlement or
                      compromise prior to the institution of legal proceedings;

                (c)   provides the Licensor with reasonable assistance in
                      conducting the defence of such a claim; and

                (d)   authorises the Licensor to procure for the Licensee the
                      authority to continue the use and possession of the
                      infringing Product.

21.7     The Licensor shall not indemnify the Licensee to the extent that an infringement, suspected infringement or alleged infringement arises from:

                (a)   use of the Product in combination by any means and in any
                      form with other goods not specifically approved by the
                      Licensor;

                (b)   use of the Product in a manner or for a purpose not
                      reasonably contemplated or not authorised by the Licensor;

                (c)   modification or alteration of the Product without the
                      prior written consent of the Licensor.

21.8     In the event that proceedings are brought or threatened by a third party against the Licensee alleging that the Licensee's use of the
         Product constitutes an infringement of intellectual property rights, the Licensor must at its own expense conduct the defence of such proceedings. The Licensee shall provide all necessary co-operation, information and assistance to the Licensor in the conduct of the defence of such proceedings.

22.      LIABILITY
--------------------

22.1     Limitation Except as expressly provided to the contrary in this
         Agreement, all terms, conditions, warranties, undertakings, inducements or representations whether expressed or implied, statutory or otherwise relating in any way to the Product, or the Licensor and CSIRO are
         excluded. Without limiting the generality of the foregoing, the
         Licensor and CSIRO shall not be under any liability to the Licensee in respect of any loss or damage (including consequential loss or damage and economic loss or damage) howsoever caused which may be suffered or incurred or which may arise directly or indirectly out of a failure or omission on the part of the Licensor.

22.2     Statutory Liability The Licensor will only be liable under a term, condition, or warranty implied by statute, if any provision in this
         Agreement excluding or modifying the application or exercise of, or liability under such term, condition or warranty is prohibited by statute. However to the extent permitted by law, the liability the
         Licensor for any breach of such a term, conditions or warranty shall be limited at the option of the Licensor to:
                (a)   Supplying the Product again; or
                (b)   Paying the cost of supplying the Product again.

23. INSURANCE
--------------

23.1     The Licensee must affect and keep public liability, personal injury, property damage and product liability and other insurances in such amount or amounts and on such basis as shall be reasonable or as may from time to time be required by the Licensor to cover all claims, demands, actions, costs, damages, judgments, penalties, expenses and liabilities of any kind whatsoever or arising directly or indirectly out of the sale and License of the Product and the utilisation or use of the Product by the public.

24. INTELLECTUAL PROPERTY
---------------------------

24.1     The parties acknowledge that this Agreement does not transfer to any party any Intellectual Property Rights in the Product or Patent.

24.2     The benefit of any Intellectual Property created, authored, discovered, conceived or designed by the Licensee or any sub Licensee during the course of this Agreement will pass to the Licensor and the Licensee assigns the benefit of that Intellectual Property and the rights attaching to it to the Licensor. The Licensee further agrees to execute any or all instruments or documents deemed necessary by the Licensor to transfer such rights, title or interest to the Licensor. It is agreed that such transfers will be solely at the Licensors' cost.

24.3     Licensee may not take any action to challenge the validity of any
         Intellectual Property Rights licensed under this agreement.

24.4     The Licensee must advise the Licensor immediately on becoming aware of:

                (a)   any suspected or actual infringement by any person of the
                      Intellectual Property Rights in the Product or Patent or
                      relating to them; and

                (b)   any person claiming that the Product or the Patent
                      infringes the rights of any person.

24.5     The Licensee may not institute or defend proceedings relating to the product or the patent unless it first obtains written consent from the
         Licensor and from the licensor under the Head License. Nothing shall prevent the Licensee from defending itself.

24.6     The Licensee shall comply fully with the obligations imposed upon the
         Licensor as licensee under the Head License so far as those obligations relate to the protection of CSIRO's rights in the Technology (as that term is defined in the Head License) and the use of the Technology.

24.7     The Licensee acknowledges and agrees that there have been no representations or warranties made on behalf of CSIRO.

24.8     The Licensee must obtain the written consent of the Licensor before it uses the Licensor's name or the Licensor's trademark or logo;

24.9     The Licensee must obtain the written consent of the Licensor and CSIRO before it:

                (a)   uses the names Commonwealth Scientific and Industrial
                      Research Organization or CSIRO or its staff or any
                      trademark or logo of CSIRO; or

                (b)   makes a public statement about this agreement or any
                      related matter.

25. EVENTS OF DEFAULT
-----------------------

25.1     The Licensee is in default of an essential term of this Agreement and an Event of Default will occur if:
                (a)   Failure to Pay Money. Any amount of the Initial Period
                      Royalty is not paid  within 14 days of it being  payable
                      under the terms of this agreement or when any other money
                      payable by the Licensee to the Licensor is not paid within sixty days of it falling due:
                (b)   Unauthorised Transfers. The Licensee is proven to
                      knowingly have failed to comply with Clause 18;
                (c)   Continuing Breach. The Licensee fails to observe or
                      perform any of the essential terms in this Agreement and
                      the failure continues for a period of fifteen days after
                      the Licensor gives its notice to the Licensee (other than
                      covered by (a) and (b) of this Clause);
                (d)   Winding Up. The Licensee is a company and is wound up or
                      dissolved (other than for the purpose of amalgamation or
                      reconstruction) entered into a scheme of arrangement with
                      its creditors, or has a controller, controlling manager,
                      administrator, liquidator, provisional liquidator,
                      receiver, receiver and manager or official manager
                      appointed or ceases or threatens to cease to carry on a
                      business.

25.2     The Licensor is in default of an essential term of this Agreement and an Event of Default will occur if the Licensor:

                (a)   fails to provide the evidence of Federal EPA approval as
                      defined in paragraph 14.1
                (b)   fails to complete Licensor obligations under the agreement between Licensor and CSIRO to maintain the Head License
                      until the end of the term.

26.       BREACH
-----------------

26.1     Should there be an Event of Default by Licensee then the Licensee must rectify such Event of Default within 30 days after written notice. If such Event of Default is not rectified within 30 days then Licensor may upon giving not less than thirty (30) days prior written notice to the
         Licensee terminate this Agreement whereupon all unpaid moneys owing by the Licensee to the Licensor at the time termination becomes effective will immediately become due and payable. It is agreed that in the event of such termination the limit of liability of Licensee is the amount of
         License Fee, Advance Royalty and Further Term Royalty due at the date of termination.

26.2     Should there be an event of Default by the Licensor then the Licensor must rectify such Event of Default within 30 days. If such Event of
         Default is not rectified within 30 days then as detailed in paragraph
         25.2 then Licensee may upon giving not less than thirty (30) days prior written notice to the Licensor terminate this Agreement whereupon all unpaid Initial and Further Royalty Amounts owing by the Licensee to the
         Licensor will immediately cease to be payable and Licensee will be free to protect its business position by way of negotiation directly with
         CSIRO for rights equivalent to those previously held prior to the Event of Default by Licensor.

         Upon notice of termination being given by the Licensor the Licensee must:
                (a)   immediately deliver to the Licensor or to the Licensor's
                      direction any Confidential Information;
                (b)   cease manufacture or sale of the Product and return to the
                      Licensor all Confidential Information;
                (c)   if requested by Licensor confirm by letter signed by a
                      director of the Licensee that it has complied with all of
                      its obligations under this Clause.

26.3     Notwithstanding paragraphs 26.1 and 26.2 the Licensor will allow the
         Agreement to continue to apply as if the Agreement had not been terminated for a period of up to 12 months to the extent necessary to allow the Licensee to complete all contracts already entered into for the sale of Product and to sell inventory of Product held at the time of termination. During this period, the Licensee must continue to fulfil its obligations towards the Licensor under this Agreement and the Licensor is free to negotiate the appointment of a replacement licensee.

26.4     When an unrectified Event of Default occurs by Licensee and after notice of termination being given by the Licensor to the Licensee,
         Licensor is free to negotiate directly with any sub Licensee in the
         Territories to enable continued sales of Product through the License network created by Licensee during the term of this Agreement.

26.5     Any act or omission which if it were an act or omission of the Licensee would be a breach of this Agreement by the Licensee shall be deemed to be such an act or omission for which the Licensee is responsible if done or omitted by any body corporate or unincorporate (whether constituted at the date of this Agreement or not) which is controlled wholly or mainly or directly or indirectly in any manner by the
         Licensee or by any person or persons who controls or control or by any such body which itself controls wholly or mainly or directly or indirectly in any manner the Licensee or which is controlled wholly or mainly or directly or indirectly by a person or persons and/or body or bodies corporate and/or unincorporate who or which controls or control wholly or mainly or directly or indirectly the Licensee by any firm or unincorporated body of which the Agent is a partner or member.

26.6     It is further agreed that in the event of the Licensor's failure to deliver the evidence of Federal EPA approval as defined in paragraph
         14.1 within nine months from the commencement date then Licensor will repay upon demand the License Fee.

27. ADMINISTRATIVE PROVISIONS
-------------------------------

27.1     Notices
                (a)   Any notice, approval, request, demand or other
                      communication (notice) to be given for the purposes of
                      this Agreement must be in writing and must be:
                        (i)   served personally; or
                        (ii)  sent by registered post to the address of the
                              party specified in this Agreement (or such other
                              address as that party notifies in writing); or
                        (iii) sent by facsimile transmission to:

                           For the Licensor:+ 61 7 3868 2827

                           For the Licensee + 1 845 638 4767

                           or in either case such other facsimile number as that
party notifies in writing.

                (b)   A notice given:
                        (i)   Personally will be served on delivery;
                        (ii)  by post will be served seven days after posting;
                        (iii) by facsimile  transmission  will be served on
                              receipt of a transmission report by the machine
                              from which the facsimile was sent indicating that
                              the facsimile had been sent in its entirety to the
                              facsimile number specified in this Agreement or
                              such other number as may have been  notified by
                              the receiving party.  If the facsimile has not
                              been completely transmitted by 5:00 pm  determined
                              by reference of the time of day at the recipient's
                              address) it will be deemed to have been served on
                              the next day.

27.2     Stamp Duty
                (a)   The Licensee must pay all stamp duty on or arising in
                      connection with this Agreement and any other related
                      documentation.
                (b)   Each party must bear its own legal and other costs and
                      expenses arising directly or indirectly with respect to
                      the preparation, execution, completion and performance of
                      this Agreement or any related documentation.

27.3     Governing Law

         The venue for any action shall be in the Supreme Court of the State of
         New York County of Rockland or any lower court of competent jurisdiction located in the County of Rockland or if filed in United
         States Federal Court then the venue for any Federal action shall be in the Federal Court in White Plains State of New York without regard to principals of conflicts of Law.

27.4 Waiver

         The failure or omission of a party at any time to:
                        (a)   enforce or require the strict observance of or
                              compliance with any provision of this Agreement;
                              or
                        (b)   exercise any election or discretion under this
                              Agreement, will not operate as a waiver of them or
                              the rights of a party, whether express or implied,
                              arising under this Agreement.

27.5     Further Assurance

         Each party must sign, execute and complete all additional  documents which may be necessary to effect, perfect,  or complete the provisions of this Agreement and the transactions to which it relates.

27.6     Severability

         If any part of this Agreement is or becomes illegal, invalid or unenforceable in any relevant jurisdiction, the legality, validity or enforceability  of the remainder of the Agreement  will not be affected and this Agreement will be read as if the part had been deleted in that jurisdiction only.

27.7     Entire Understanding
                        (a)   This Agreement contains the entire understanding
                              and agreement between the parties or any parties
                              of the same names or address included in this
                              agreement, as to the subject matter of this
                              Agreement.
                        (b)   All previous negotiations,  understandings,
                              representations, warranties, memoranda or
                              commitments in relation to, or in any way
                              affecting,  the subject matter of this Agreement
                              are merged in and superseded by this Agreement
                              including but not limited to the previously
                              proposed License Agreementdated June 30th 2001 and
                              all such matters will be of no force or effect and
                              no party will be liable to any other  party in
                              respect of those  matters.  However the parties do
                              agree that the Territory 1 License Fee of $150,000
                              has been paid to Licensor  in July 2001 in advance
                              of signing  this agreement, and is to be
                              transferred and considered a valid payment under
                              the terms of this agreement.
                        (c)   No oral explanation or information provided  by
                              any party to another  will affect the  meaning or
                              interpretation  of this Agreement or constitute
                              any collateral agreement, warranty or
                              understanding between any of the parties.

27.8     Merger

         The obligations contained in this Agreement will continue until satisfied in full.

27.9 Execution by Counterparts

         This Agreement may consist of one or more counterpart copies and all counterparts  will, when taken together, constitute the one document.

EXECUTED as an agreement. SIGNED on behalf )
of INTEGRATED MINERAL TECHNOLOGY LIMITED   )
in accordance with section 127 of the      )
Corporations Law in the presence of:       )
                                           )
                                           )
----------------------------------         )
Signature of Director                      )
                                           ) --------------------------------
                                           ) Signature of Director/Secretary
----------------------------------         )
                                           )
                                           )
Name of Director - please print            )
                                           ) ---------------------------------
                                             Name of Director/Secretary
                                                    - please print

SIGNED on behalf of PUREZZA GROUP INC. in accordance with
its constitution in the presence of:

----------------------------------
Signature of Officer
                                             --------------------------------
                                             Signature of Officer
----------------------------------
Name of Officer - please print               Name of Officer - please print

                                    ANNEXURE A

          CURRENT TERMS AND CONDITIONS OF SALE OF PHOSLOCK TO END USERS

1. Minimum Terms Sale of the Product referred to on the face of this
Agreement is subject to the following minimum terms and conditions. Any inconsistent terms in the Buyer's order or confirmation will not be binding on the Seller.

2. Variation or Terms These terms and conditions may not be varied or added to or this Agreement terminated except in writing. No variation, addition, termination or waiver of any term or condition shall be binding on the Seller unless in writing signed by the Seller's duly authorised representative.

3. Intellectual Property The parties acknowledge that no intellectual property rights are transferred, assigned, or licensed by way of this Agreement.

4. Delays and Shortages The Seller and Integrated Mineral Technology Limited
("IMT") will not be responsible for delays in delivery or failure to deliver due to causes beyond their control including but not limited to acts of God, war, mobilisation, civil commotion, riots, embargoes, orders or regulations of governments of any relevant jurisdiction, fires, floods, strikes, lockouts or other labour difficulties, shortages of or inability to obtain shipping space or transportation, or shortages of or unavailability of the Product.

5. Variations in Product The Seller and IMT will not be liable for normal minor variations in tolerances, dimensions, weight or quality of the Product.

6. Acceptance of Product The Buyer is required to give written notice to the
Seller of any patent defect or other claim ascertainable upon reasonable inspection of the Product within 14 days after receipt of the Product. The
Seller and IMT or its nominated representative must be given reasonable opportunity to inspect the Product where any such notice is given.

Failure to so inform the Seller will be conclusive:
        (a)   that the Seller has satisfactorily performed; and
        (b)   that the Buyer has accepted the Product.

7. Limitation of Liability
        (c)   Specifications The Seller and IMT will not be liable for any error, omission or inaccuracy in drawings or specifications provided to the Buyer.
        (d)   Limitation Except as expressly provided to the contrary in this
              Agreement, all terms, conditions, warranties, undertakings, inducements or representations whether expressed or implied, statutory or otherwise relating in any way to the Product, the
              Seller, IMT or Commonwealth Scientific and Industrial Research
              Organisation ("CSIRO") are excluded. Without limiting the
              generality of the foregoing, the Seller, IMT and CSIRO will not be under any liability to the Buyer in respect of any loss or damage
              (including consequential loss or damage and economic loss or damage) howsoever caused which may be suffered or incurred or which may arise directly or indirectly out of use of the Product or a failure or omission on the part of the Licensor, IMT or
              CSIRO.
        (e)   Statutory Liability The Seller or IMT will only be liable under a term, condition, or warranty implied by statute, if any provision in this Agreement excluding or modifying the application or exercise of, or liability under such term, condition or warranty is prohibited by statute. However to the extent permitted by law, the liability the Licensor for any breach of such a term,
              conditions or warranty shall be limited at the option of the
              Seller or IMT as the case may be to:

   Supplying the Product again or Paying the cost of supplying the Product again.

8. Limited Warranty The Product is warranted to be free from manufacturing defects only.

                                   ANNEXURE B

                               TECHNOLOGY LICENCE

This is an agreement between CSIRO and the Licensee for the licence of the
Technology in accordance with the following Details and Terms for Technology
Licence and any attachments.

                                     Details

------------- ------------------------------------------------------------------
CSIRO         Commonwealth Scientific and Industrial Research Organisation, of
              Limestone Avenue, Campbell in the Australian Capital Territory,
              through the Division
------------- ------------------------------------------------------------------
Division      Name              Land and Water
              Address           CSIRO Floreat Park Site
                                Underwood Ave. WA 6014
              Contact Person    Dr. Grant Douglas
              Telephone         08 9333 6131
              Fax               08 9333 6499
              E-mail            GRANT.DOUGLAS@PCR.CLW.CSIRO.AU
------------- ------------------------------------------------------------------
Licensee      Name              Integrated Mineral Technology Limited
              Address           24 Eagleview Place
                                Eagle Farm, Qld 4009
              Contact Person    Mr. Joel Bidois
              Telephone         07 3868 2825
              Fax               07 3868 2827
              E-mail            jbidois@inmin.com.au
-------------- -----------------------------------------------------------------
Background    A.  CSIRO and the Waters and Rivers Commission (WRC) and the Swan
                  River Trust (SRT) have developed certain intellectual property of sediment remediation materials developed under a joint
                  CSIRO and WRC/SRT collaborative research project.
              B.  WRC/SRT agreed that CSIRO should negotiate and enter into agreements to commercially exploit that intellectual property.
              C.  The intellectual property referred to above forms part of the
                  Technology to be licensed under the Agreement.
------------- ------------------------------------------------------------------
Technology    The Phoslock Technology is described in the claims of
              international patent application No. PCT/AU97/00892. This patent application claims priority from Australian provisional patent application no. PO 5896 filed on 26/3/97.

              A copy of the Claims from International patent application no.
              PCT/AU97/00892 is included in Attachment A.
------------- ------------------------------------------------------------------
Field         All fields but subject to the obligations of the Licensee under clause 10.2.
------------- ------------------------------------------------------------------
Territory     Worldwide.
------------- ------------------------------------------------------------------

                                      CSIRO
                          Terms for Technology Licence

CSIRO does not respond to an offer within the required time or advises that it does not wish to undertake the R&D).

9 ASSIGNMENT

CSIRO may not assign all or any of the Technology or its rights to or in relation to the Products, unless the agreement by which those rights are assigned binds the recipient of that agreement to CSIRO's obligations under this agreement, including this clause 9.

10 SUB-LICENSING

10.1 The Licensee is entitled to grant sub-licences of the Technology, provided that the Licensee must:
(a) ensure that each sub-licensee enters into a sub-licence that:
     (i) protects CSIRO's rights in the Technology to at least the same degree as this Agreement;
     (ii) requires the sub-licensee to comply fully with obligations  equivalent to those imposed on the Licensee under this Agreement relating to the protection of  CSIRO's  rights  in the  Technology,  and the use of the  Technology  by the
sub-licensee;
     (iii) makes no representations or warranties on behalf of CSIRO;
     (iv)  entitles CSIRO at its option to assume or assign the rights and responsibilities  of the Licensee under the sub-licence if CSIRO terminates this
Agreement;
     (v) does not grant any rights to the sub-licensee beyond the scope of this
Agreement; and
(b) promptly after signing provide CSIRO with a copy of each sub-licence.

10.2 In addition to the requirements in clause 10.1, the Licensee may not offer or grant a sub-licence over sewerage treatment application rights for the
Technology in Australia or New Zealand to any person other than in accordance with the following terms:
(a) The Licensee must make a written offer to grant an exclusive sub-licence of the right to utilize the Technology for sewerage treatment applications to Orica
Limited.
(b) If Orica Limited accepts the offer to enter into the sub-licence within 90 days of that offer, the Licensee must enter into the sub-licence with Orica
Limited.
(c) If Orica Limited declines the offer to enter into the sub-licence, or does not reply within 90 days of the Licensee making the offer in paragraph (a), the
Licensee may offer to sub-licence those rights to any person, provided that such an offer cannot be made on terms more favourable to the sub-Licensee that were made in the offer to Orica Limited.

11 PAYMENTS

11.1 The Licensee must pay CSIRO the Licence Fees shown in the Details in accordance with the Details.

11.2 The Licensee must pay CSIRO:
     (a) within 30 days after receiving CSIRO's invoice, all IPR Costs in relation to the Technology or any Licensor's improvements incurred after the
Commencement Date;
     (b) monthly in arrears within 30 days after receiving CSIRO's invoice, all costs of consultancy services provided under clause 7;
     (c) any other amounts agreed between the parties from time to time in accordance with this Agreement; and
     (d) interest on all amounts due under this Agreement but unpaid, calculated at the rate 1% above the interest rate of the weighted average yield of the 13 week Treasury Notes allotted in the Reserve Bank of Australia tender current at the time of the due date for payment from the due date until the date of payment.

12 ACCOUNTS AND AUDITING

     The Licensee must:
     (a) keep records in sufficient detail to enable the Licence Fees to be easily and accurately determined;
     (b) make those records available annually at CSIRO's request to CSIRO or an independent third-party auditor appointed by CSIRO;
     (c) within 20 business days of each anniversary of the Commencement Date, provide CSIRO with a statement of the gross sales of the Products made in that year; and
     (d) pay CSIRO's costs of any audit undertaken pursuant to clause 12 that indicates the Licensee has underpaid CSIRO by more than 5%.

13 INTELLECTUAL PROPERTY RIGHTS

13.1 The parties acknowledge that this Agreement does not transfer to any party any IPR in the Technology, Products, Background IPR or Confidential Information
made available by the other party.

13.2 No party may take any action to challenge the validity of any IPR licensed under this Agreement.

13.3 Each party must advise the other party immediately on becoming aware of:
     (a) any suspected or actual infringement by any person of IPR in the
Technology; and
     (b) any person claiming that the Technology infringes the rights of any person.

13.4 The Licensee may not institute or defend proceedings related to the IPR I the Technology unless it first obtains written consent from CSIRO.

13.5 The parties will confer as to what steps, if any, are to be taken about any infringement. If only one party decides to take proceedings:
     (a) it will be solely liable for all costs and damages and entitled to all compensation; and
     (b) the other party will provide reasonable assistance at the expense of the party taking proceedings.

14 USE AND IMPROVEMENT

14.1 CSIRO can use the Technology for the purposes of its research and development and technical consultancies and scientific trials for third parties that may involve the use of the Technology during the Term of the License provided that the Phoslock materials are provided through the Licensee on terms to be agreed on a project by project basis but the terms shall be normal arms length commercial terms or better.

14.2 CSIRO has sole title to and property in all of the Licensor's Improvements, provided that CSIRO must provide the Licensee, in good faith, with the first opportunity to licence any such improvements on terms equivalent to those in this Agreement.

14.3 The Licensee has sole title to and property in all of the Licensee's
Improvements, provided that the Licensee must provide CSIRO, in good faith, with the first opportunity to purchase or licence any such improvements on terms that will include a condition that if CSIRO re-licences any improvements to a third party it will pay a proportion of royalties to the Licensee that may arise from the Licensee's Improvements.

15 CONFIDENTIAL INFORMATION AND PUBLICATION

15.1 Each party (`Recipient') must in relation to the Confidential Information of the other party (`Discloser'):
     (a) keep it confidential;
     (b) use it only as permitted under this Agreement and only disclose it to employees, contractors and agents who have a need to know;
     (c) not copy it or any part of it that is in  material  form  other than as strictly necessary and must mark any such copy `Confidential - (Discloser)';
     (d) promptly comply with any request by the Discloser to return or destroy any or all copies of Confidential Information unless required by law to be retained.

15.2 The Recipient must:
     (a) implement security practices against unauthorised copying, use and disclosure (whether that disclosure is oral, in writing or in any other form);
and
     (b) immediately notify the Discloser if the Recipient becomes aware of any:
          (i) unauthorized copying, use or disclosure in any form; or
          (ii) disclosure required by law.

15.3 The parties acknowledge that publication of papers in both trade and scientific journals concerning the Technology is to be encouraged as they are useful in promoting both the development of the commercial business and the science on which the commercial business is based, provided that the publication process is controlled.

15.4 Prior to any publication, a party wishing to publish material relating to this agreement (the Requesting Party) must forward a request in writing to the
Steering Committee seeking permission to publish the material.

15.5 The Steering Committee must notify the Requesting Party whether permission has been granted or delayed within 30 days of receipt of a request.

15.6 If the Steering Committee decides the benefits of publication outweigh the potential loss of commercially valuable Intellectual Property rights, the
Steering Committee will notify the Requesting Party that permission to publish has been granted.

15.7 If the Steering Committee decides that the benefits of publication do not outweigh the potential loss of commercially valuable Intellectual Property rights, the Steering Committee

Accordance with the Mediation Rules of ACDC.

18.6 If the Dispute is not resolved under clause 18.5 within 60 days after referral (or longer period agreed between the aprties) either party may initiate proceedings in a court.

19 GOODS AND SERVICES TAX

19.1 Subject to paragraph (b), where the Supplier of any Supply under this
Agreement is or becomes liable to pay any GST in relation to that Supply, the amount payable by the recipient of the Supply as Consideration for that Supply must be increased by the amount of GST payable, except to the extent that the
Consideration is already expressed in this Agreement:
     (a) to include an additional amount related to the Supplier's liability to pay GST; or
     (b) to be GST inclusive.

19.2 Where any existing taxes, duties or statutory charges are abolished or reduced as a direct result of the introduction of the GST Law, and the abolition or reduction results in a reduction in the cost incurred by the Supplier in making the Supply, the consideration must be reduced to reflect the amount of the cost reduction attributable to that reduction or abolition.

19.3 The Supplier must notify the recipient of the Supply in writing of any changes to the consideration as a result of clauses 19.1 or 19.2 at least 5 business days before the relevant part of any payment of the consideration is due.

19.4 Each party must provide the other with all documentation reasonably required by the other party to claim any Input Tax Credits claimable for or in relation to any Supply made under this Agreement.

For the purposes of this clause, the following terms shall have the meaning set out below:

Consideration bears the meaning attributed to that term in GST Law.

Goods and Services Tax or GST means any tax including any additional tax imposed on any Supply.

GST Law means A New Tax System (Goods and Services Tax) Act 1999 and any
substantially similar legislation when it is passed into law and which may operate at any time during the term of this Agreement.

Input Tax Credit bears the meaning attributed to that term in the GST Law.

Supplier means a person that has made or provided a Supply.

Supply bears the meaning attributed to that term in GST law.

19.5 Neither party will have any obligation to pay any amount on account of GST to the other party until it has received a valid tax invoice from the other party in relation to the relevant Supply.

20 END OF AGREEMENT

20.1 Unless the parties agree otherwise this Agreement will end on the expiry of the Term.

20.2 Either party may end this Agreement immediately by giving notice to the other party if that other party:
     (a) breaches any provision of this Agreement and fails to remedy the breach within 30 days after receiving notice requiring it to do so;
     (b) breaches a material provision of this Agreement where that breach is not capable of remedy.

20.3 Either party may end the Agreement immediately by giving notice to the other party if any of the following events happen to the other party:
     (a) there is a change in the direct or indirect beneficial ownership or control of the party which would affect its ability to comply with its obligations under this Agreement;
     (b) it disposes of the whole or any significant part of its assets, operations or business other than in the ordinary course of business;
     (c) it ceases to carry on business;
     (d) it ceases to be able to pay its debts as they become due;
     (e) any step is taken by a mortgagee to take possession or dispose of the whole or any significant part of its assets, operations or business;
     (f) any step is taken to enter into any arrangement between the party and its creditors;
     (g) any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a liquidation, a provisional liquidator, an administrator or other person of the whole or any part of its assets or business; or
     (h) where the party is a partnership, any step is taken to dissolve, or which has the effect of dissolving, that partnership.

21 AFTER END OF AGREEMENT

21.1 After the end of this Agreement:
     (a) the Licence ceases;
     (b) the Licensee must immediately
          (i) stop using the Technology;
          (ii) return to CSIRO all copies of all or any part of CSIRO's
     Confidential Information in the Licensee's possession or control;
          (iii) pay all amounts payable to CSIRO under this Agreement; and
          (iv) if requested by CSIRO, confirm by letter signed by a Director of the Licensee that it has complied with all of its obligations under this clause 21;
     (c) the following clauses continue: clauses 11 (Payments), 12 (Accounts and
Auditing), 15 (Confidential Information) (but not the rights to use, disclose and copy), 16 (Warranties and Exclusions), 17 (Liability), 18 (Dispute
Resolution), and 22 (Use of Names and Publication); and
     (d) any accrued rights and remedies of either party are not affected.

21.2 Notwithstanding clause 21.1, the terms of this agreement continue to apply as if this agreement had hot been terminated for a period of up to 12 months, to the extent necessary to allow the Licensee to complete all contracts already entered into for the manufacture and sale of Products. During this period, the
Licensee must continue to fulfil its obligations towards CSIRO under this agreement.

22 USE OF NAMES AND PUBLICATION

The Licensee must obtain written consent from CSIRO before it:
     (a)  uses the names Commonwealth Scientific and Industrial Research
Organisation or CSIRO or its staff or any trademark or logo of CSIRO; or
     (b) makes a public statement about this Agreement.

23 NOTICES

A party  notifying  or giving  notice under this  Agreement  must give notice in writing, addressed to the other party's contact specified in the Details.

24 GENERAL

24.1 Relationships: This Agreement does not create a relationship of employment, agency or partnership between the parities.

24.2 Several Rights: The rights and obligations of each party under this
Agreement are several, not joint or joint and several.

24.3 Further Action: Each party must do or cause to be done all things necessary or desirable to give effect to, and refrain from doing things that would hinder performance of this Agreement.

24.4 Assignment: The Licensee must not assign or attempt to assign or otherwise transfer any right arising out of this Agreement without the written consent of
CSIRO (however, this clause does not apply in relation to a sub-licence granted by the Licensee as permitted by clause 10).

24.5 Waiver: The failure of a party at any time to insist on performance by the other party of any obligation under this Agreement is not a waiver of its right:
     (a) to insist on providing of, or to claim damages for breach of, that obligation unless that party acknowledges in writing that the failure is a waiver; and
     (b) at any other time insist on performance of that or any other obligation of the other party under this Agreement.

24.6 Severability:  If part or all of any clause of this Agreement is illegal or unenforceable  it will be severed  from this  Agreement  and will not affect the continued operation of the remaining provisions.

24.7 Costs: The Licensee must pay all stamp duty and its own legal costs associated with preparing and finalizing this Agreement.

24.8 Entire Agreement: This Agreement:
     (a) is made up of the Details and these Terms and Attachments;
     (b) records the entire Agreement between the parties and supersedes all earlier agreements and representations by the parties about its Technology;
     (c) may only be altered in writing signed by both parties.

24.9 Inconsistency: If there is any inconsistency between provisions then the order of precedence shall be:
     (a) Special Conditions (if any);
     (b) Terms;
     (c) Details; and
     (d) any attachments.

                                   ANNEXURE C
                    WORLD INTELLECTUAL PROPERTY ORGANIZATION
                              International Bureau
PCT
INTERNATIONAL APPLICATION PUBLISHED UNDER THE PATENT COOPERATION TREATY (PCT)
-----------------------------------------------------------------------------
(51) International Patent Classification 6:
        C02F  11/00, 1/58, 1/68, B09C 1/08, E01H 12/00, 15/00, B32B 33/00

A1   (11) International Publication Number: WO 98/42626
        (43) International Publication Date:  1 October 1998 (01.10.98)

(21) International Application Number: PCT/AU97/00892

(22) International Filing Date:  30 december 1997 (30.12.97)

(30) Priority Date:
           PO 5896   26 March 1997 (26.03.97)   AU

(71) Applicant (for all designated States except US): COMMONWEALTH SCIENTIFIC
AND INDUSTRIAL RESEARCH ORGANISATION (AU/AU); Limestone Avenue, Campbell, ACT
2612 (AU).

(72) Inventor; and

(74) Agents: HARWOOD, Errol, John et al.; Wray & Associates, 239 Adelaide
Terrace, Perth, W. A. 6000 (AU).

(81) Designated States: AL, AM, AT, AU, AZ, BA, BB, BG, BR, BY, CA, CH, CN, CU,
CZ, DE, DK, EE, ES, FL, GB, GE, GH, GM, GW, HU, ID, IL, IS, JP, KE, KG, KP, KR,
KZ, MX, NO, NX, PL, PT, RO, RU, SD, SE, SG, SI, SK, SL, TJ, TM, TR, TT, UA, UG,
US, UZ, VN, YU, QW, ARIPO patent (AM, AZ, BY, KG, KZ, MD, RU, TJ, TM), European patent (AT, BE, CH, DE, DK, ES, FI, FR, BG, BR, IE, IT, LU, MC, NL, PT, SE),
OAPT patent (BF, BJ, CF, CG, CI, CM, GA, GN, ML, MR, NE, SN, TD, TG).

Published
   With international search report.

(54) Title: REMEDIATION MATERIAL AND REMEDIATION PROCESS FOR SEDIMENTS

(57) Abstract

     A material and method for removal of environmental oxyanions (and especially phosphates), the material comprising a substrate such as clay modified with complexing elements selected from Group IIIB, Group IVB, and
Ionthanide elements (or a mixture of such elements). The resultant modified substrate can bind oxyanions and make them unavailable for utilization in the environment, in the case of phosphates, by algae and the like. The method includes forming a capping of material at the sediment/water interface, applying the material in the form of pellets at the sediment/water interface, or injecting the pellets into the sediment.

CLAIMS

1. A method for remediating matter by removing phosphorus and oxyanion pollutants therefrom, the matter being such as sediments in waterways and catchments, or effluent from sewage treatment plants, industry or aquaculture, the method induding the step of contacting the matter with a substrate modified with complexing element(s) selected from Group IIIB, lanthanides, and Group IVB elements.

2. A method as claimed in claim 1 including adding a soluble salt of the complexing element selected from Group IIIB and Group IVB elements.

3. A method as claimed in claim 2 wherein the salt is a chloride salt or a nitrate salt or a mixture of chloride and nitrate salts of the complexing element.

4. A method as claimed in claim 3 further induding the addition of a divalent salt such as a calcium salt, or a trivalent salt.

5. A method as daimed in any one of the preceding claims wherein the substrate has a cation exchange capacity (CEC) of greater than 30 milliequivalents per 100 grams (meq/100g).

6. A method as claimed in claim 5 wherein the substrate has a cation exchange capacity (CEC) of greater than 100 meq/100g.

7. A method as claimed in claim 6 wherein the substrate has a cation exchange capacity (CEC) of greater than and 150 meq/100g.

8. A method as claimed in any one of claims 5 to 7 wherein the substrate is a natural or synthetic mineral substrate or a mixture of substrates.

9. A method as claimed in claim 8 wherein the mineral substrate is an expandable clay such as saponite, bentonite or vermiculite, or a fibrous, chain-
like related clay mineral such as attapulgite, sepiolite or palygorskite. or a mixture of any such substrates.

10. A method as claimed in claim 9 wherein the mineral substrate indudes zeolite.

11. A method as claimed in any one of claims 8 to 10 wherein the mineral substrate was pre-treated with a concentrated acid (e.g. HCl, H2SO4) to remove a large proportion of the interlayer cations, before being modified with said complexing element.

12. A method as claimed in any one of the preceding claims wherein the complexing element comprises one of more of lanthanum, cerium, praseodymium, neodymium, promethium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, yttrium, ytterbium, lutetium, zirconium, and hafnium.

13. A method as claimed in claim 12 wherein the complexing e1ement comprises lanthanum.

14. A method as claimed in claim 12 wherein the complexing element comprises zirconium.

15. A method as claimed in claim 12 wherein the complexing element comprises a mixture of lanthanum and zirconium.

16. A method as claimed in any one of the preceding claims wherein the sediment remediation material is altered by the addition of organic and/or inorganic ligands to alter its chemical properties for a particular application.

17. A method as claimed in any one of the preceding claims wherein the remediation material is applied as a dry powder, as pellets, or as a wet slurry to the surface of a waterbody.

18. A method as claimed in any one of the preceding claims wherein the remediation material is applied directly to the surface of bottom sediments of a waterbody.

19. A method as claimed in any one of the preceding claims wherein the remediation material is injected into the bottom sediments of a waterbody.

20. A method as claimed in any one claims1 to16 wherein the remediation material forms a capping layer over the surface of bottom sediments of the waterbody.

21. A method as claimed in claim 20 wherein the capping layer has a thickness in the range of between 0.5 mm and 5 mm.

22. A method as claimed in any one of claims 1 to 16 wherein the remediation material is sandwiched between geotextiles such as water permiable membranes or woven plastic cloth such as woven PVC cloth or textile.

23. A method as claimed in any one of claims1 to16 wherein the remediation material is pelletised and sandwiched between weave net surfaces having apertures smaller than than pellets in order to accomodate a high solute flow while retaining the remediation material therein.

24. A remediation material for use in reducing phosphorus and oxyanion pollutant loadings in matter, the remediation material comprising a substrate modified with a complexing element(s) selected from the Group IIIB, lanthanides, and
Group IVB elements.

25. A remediation material as claimed in claim 24 wherein the substrate has a cation exchange capacity (CEC) of greater than 30 milliequivalents per 100 grams
(meq/100g).

26. A remediation material as claimed in claim 24 wherein the substrate has a cation exchange capacity (CEC) of greater than 100 meq/100g.

27. A remediatition material as claimed in claim 24 wherein the substrate has a cation exchange capacity (CEC) of greater than and 150 meq/10g.

28. A remediation material as claimed in any one of claims 24 to 27 wherein the substrate is a natural or synthetic mineral substrate or a mixture of mineral substrates.

29. A remediation material as claimed in claim 28 wherein the mineral substrate is an expandable clay such as saponite, bentonite or vermiculite, or a fibrous, chain-like related clay mineral such as attapulgite, sepiolite or palygorskite, or a mixture of any such substrates.

30. A remediation material as claimed in claim 28 wherein the mineral substrate includes zeolite.

31. A remediation material as claimed in any one of claims 28 to 30 wherein the mineral substrate was pre-treated with a concentrated acid (e.g. HCI, H2SO4) to remove a large proportion of the interlayer cations, before being modified with said complexing element.

32. A remediation material as claimed in any one of claims 24 to 31 wherein the element is selected from one or more of lanthanum, cerium, praseodymium, neodymium, promethium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, yttrium, ytterbium, lutetium, zirconium, and hafnium.

33. A remediation material as claimed in claim 32 wherein the cornplexing element comprises lanthanum.

34. A remediation material as claimed in claim 32 wherein the complexing element comprises zirconium.

35. A remediation material as claimed in claim 32 wherein the complexing element comprises a mixture of lanthanum and zirconium.

36. A remediation material as claimed in any one of claims 24 to 35, altered by the addition of organic and/or inorganic ligands.

37. A sediment remediation process substantially as herein described, with reference to the description of the embodiment.

38. A remediation material substantially as herein described, with reference to the description of the embodiment.